Published CUSIP Number: 55277HAE2
Revolving Credit CUSIP Number: 55277HAF9

CREDIT AGREEMENT
among
MDU RESOURCES GROUP, INC.
as Borrower;
VARIOUS LENDERS;
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
MUFG BANK, LTD.,
as Syndication Agent
WELLS FARGO SECURITIES, LLC
AND
MUFG BANK, LTD.,
as Joint Lead Arrangers and Joint Lead Bookrunners

Closing Date: June 8, 2018

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-ii-

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Exhibit A	Commitments and Addresses

Exhibit B-1	Form of Revolving Note

Exhibit B-2	Form of Swingline Note

Exhibit C	Form of Compliance Certificate

Exhibit D	Assignment and Assumption

Exhibit E-1	Form of General Counsel Opinion

Exhibit E-2	Form of Cohen Tauber Spievack & Wagner P.C. Opinion

Exhibit F	Form of Borrowing Opinion

Schedule 5.2	Authorizing Orders

Schedule 5.4	Subsidiaries

Schedule 7.1	Permitted Liens

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CREDIT AGREEMENT
This Agreement is entered into as of June 8, 2018, by and among MDU Resources Group, Inc., a Delaware corporation, the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), in its capacity as administrative agent for the Lender Parties, as defined below (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).
The parties hereto agree as follows:
ARTICLE I
Definitions
Section 1.1    Definitions. As used in this Agreement:
“ABR Borrowing” means a Borrowing consisting of ABR Loans.
“ABR Loan” means any Loan that bears interest at a rate determined by reference to the Adjusted Base Rate.
“Adjusted Base Rate” means, for any day, an annual rate equal to the highest of (a) the Base Rate, (b) the Federal Funds Rate plus 50 basis points, and (c) the Floating LIBO Rate plus 100 basis points.
“Adjusted LIBO Rate” means, with respect to an Interest Period, the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) obtained by dividing (a) the applicable LIBO Rate by (b) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.
“Administrative Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to the Borrower pursuant to Article II, including Revolving Loans and Swingline Loans.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under the common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other equity interests, by contract or otherwise.
“Aggregate Revolving Commitment Amount” means $175,000,000, as such amount may be reduced pursuant to Section 2.14 or increased pursuant to Section 2.15.

“Aggregate Revolving Credit Exposure” means the sum of the Revolving Credit Exposure of all Lenders.
“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means, with respect to computation of the applicable interest rate on Loans under the Facility, or the Facility Fee, as the case may be, the applicable increment so designated as determined in accordance with Section 2.6.
“Applicable Rating” means (i) with respect to S&P, the rating designated by S&P as its long-term corporate credit rating of the Borrower, and (ii) with respect to Fitch, the rating designated by Fitch as its rating of the Borrower’s senior unsecured debt.
“Arrangers” means Wells Fargo Securities, LLC and MUFG Bank, Ltd., in their capacity as Joint Lead Arrangers and Joint Lead Bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
“Authorizing Order” means any order of any public utilities commission or any other regulatory body having jurisdiction over the Borrower, authorizing and/or restricting the indebtedness that may be created from time to time hereunder (whether on account of Advances or otherwise).
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy,” as amended.
“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime” or “base” rate (whether or not such rate is actually charged by the Administrative Agent), or if the Administrative Agent ceases to announce such a rate so designated, any similar successor rate designated by the Administrative Agent in its reasonable discretion. Any change in the Base Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other

Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Notwithstanding the foregoing, if the Base Rate (as determined without regard to this sentence) would be less than 0%, then the Base Rate shall be 0%.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means MDU Resources Group, Inc., a Delaware corporation, or any Successor Borrower.
“Borrower Leverage Ratio” means the ratio of Funded Debt to Capitalization, determined with respect to the Borrower alone (excluding its Subsidiaries, but including any divisions of the Borrower not constituting separate Persons) as at the end of each fiscal quarter of the Borrower.
“Borrowing” means a borrowing under Article II consisting of Advances made to the Borrower at the same time by each of the Lenders severally.
“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in Minnesota or New York are permitted or required by law to close. Whenever the context relates to a LIBOR Loan or the fixing of a LIBO Rate, “Business Day” means a day (i) that meets the foregoing definition, and (ii) on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.
“Capitalization” means, with respect to any Person as of any Covenant Compliance Date, (i) Funded Debt of that Person, plus (ii) shareholders’ equity of that Person (excluding any non-cash gain or loss resulting from the requirements of Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”), all determined in accordance with GAAP. In determining Capitalization for purposes of calculating the Borrower Leverage Ratio, Funded Debt and equity attributable to any Subsidiary shall be excluded.
“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet. All obligations under any lease that is treated as an operating lease under GAAP but pursuant to which the lessee thereunder retains tax ownership of the leased property for federal income tax purposes shall be treated as a Capitalized Lease for purposes of this Agreement.
“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition and having one of the two highest ratings from either S&P, Fitch, or Moody’s Investors Service, Inc.; (c) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within 24 months after the date of acquisition issued or guaranteed by or placed with, and money market and demand deposit accounts issued or offered by, any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia, or any Canadian chartered bank, having combined capital and surplus of not less than $500,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by any commercial bank incorporated in the United States having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person (other than a commercial bank) incorporated in the United States, which commercial paper has one of the two highest ratings from either S&P, Fitch or Moody’s Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of cash or securities of the types described in clauses (a) through (e) of this definition.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the board of directors of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the applicable corporation who assumed office prior to such date, and (ii) those members of the board of directors of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended, reformed or otherwise modified from time to time.
“Commitment” means, with respect to each Lender, that Lender’s Revolving Commitment.
“Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Required Lenders may from time to time agree upon in writing, executed by the chief financial officer of the Borrower, stating (i) that any financial statements delivered therewith have been prepared in accordance with GAAP (or, in the case of statements prepared pursuant to Section 6.1(b)(ii), in accordance with FERC Accounting Principles), subject to year-end adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.
“Consolidated Total Leverage Ratio” means, as of any Covenant Compliance Date, the ratio of Funded Debt to Capitalization, determined on a consolidated basis with respect to the Borrower and all of its Subsidiaries.
“Constituent Divisions” has the meaning specified in Section 7.4(b).
“Covenant Compliance Date” means the last day of each fiscal quarter of the Borrower.
“Credit Exposure” means, with respect to any Lender at any time, (i) such Lender’s Revolving Commitment (whether used or unused) at such time, or (ii) if the Revolving Commitments have terminated in their entirety, the aggregate outstanding principal amount of its Notes at such time.
“Credit Extension” means the making of any Advance, or the conversion to or continuation of any LIBOR Loan.
“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Default Rate” has the meaning specified in Section 2.7(c).
“Defaulting Lender” means, subject to Section 2.26(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, any Issuing Lender, the Swingline Lender or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.
“Distribution” means any payment made by the Borrower on account of any equity interest in the Borrower, including but not limited to any dividend and any payment in purchase, redemption or other retirement of any stock or membership interest.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.6(b)(v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).
“Environmental Claim” means a material claim, however asserted, by any governmental authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which in each case relates to human health or the environment, all as may be from time to time amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) a failure by the Borrower or any ERISA Affiliate to make required contributions to a Pension Plan or Multiemployer Plan, or the imposition of a lien in favor of a Pension Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or for the imposition of any liability under Section 4069 or 4212(c) of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) an application for a funding waiver pursuant to Section 412 of the Code or Section 302(c) of ERISA with respect to any Plan; or (i) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).
“ERISA Termination Event” means the filing of a notice of intent to terminate a Pension Plan, or the treatment of a plan amendment as the termination of a Pension Plan, under Section 4041, 4041A or 4042 of ERISA.
“Event of Default” has the meaning specified in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax (including withholding taxes imposed under FATCA) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.18(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(b).
“Existing Credit Agreement” means the Credit Agreement dated May 26, 2011 among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the

Lenders, as defined therein, together with all amendments, modifications and restatements thereof.
“Existing Credit Agreement Lender” means, with respect to any specified time prior to the date hereof, a Person that was a “Lender” under the Existing Credit Agreement as of such time.
“Existing Credit Facility” means the revolving credit facility arising under the Existing Credit Agreement.
“Existing Maturity Date” has the meaning specified in Section 2.28(a).
“Extension Effective Date” has the meaning specified in Section 2.28(c).
“Extension Notice Deadline” has the meaning specified in Section 2.28(b).
“Extension Request Date” has the meaning specified in Section 2.28(a).
“Extension Request Notice” has the meaning specified in Section 2.28(a).
“Facility” means the Revolving Facility.
“Facility Fee” has the meaning specified in Section 2.11(a).
“Facility Fee Rate” means a percentage, determined as set forth in Section 2.6.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate (as determined without regard to this sentence) would be less than 0%, then the Federal Funds Rate shall be 0%.
“Fee Letters” means (i) the Fee Letter dated May 15, 2018 among the Administrative Agent, Wells Fargo Securities, LLC and the Borrower, (ii) the Fee Letter dated May 15, 2018 between MUFG Bank, Ltd. and the Borrower, and (iii) any separate agreements between the Borrower and the Administrative Agent after the date hereof that set forth the terms of fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own behalf or for the benefit of the Lenders, as more fully set forth therein.
“FERC Accounting Principles” means the accounting requirements of the Federal Energy Regulatory Commission as set forth in its applicable Uniform System of Accounts and published accounting releases.
“Financial Covenant” means any of the Borrower’s obligations set forth in Sections 7.10 and 7.11.
“Fitch” means Fitch, Inc.

“Floating LIBO Rate” means, for any day, a rate equal to the Adjusted LIBO Rate with respect to a one-month Interest Period commencing on that day. For the purposes of this definition, the Adjusted LIBO Rate as of any day shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definitions of “LIBO Rate” and “Adjusted LIBO Rate” hereunder, except that (x) if the day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period), and (y) if the day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (x) for the most recent Business Day preceding such day.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money (which shall, in the case of the Borrower, include but not be limited to all indebtedness under this Agreement, all indebtedness arising under the Indenture, and all Subordinated Debt); (ii)  indebtedness of such Person evidenced by bonds, notes or similar written instruments, whether or not representing obligations for borrowed money; (iii) all liabilities required to appear on such Person’s balance sheet with respect to Capitalized Lease obligations of such Person; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder; (vi) all obligations of such Person with respect to leases constituting part of a sale and leaseback arrangement; (vii) all net obligations of such Person under interest rate agreements or currency agreements; and (viii) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including affiliates).
“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower and its Subsidiaries referred to in Section 5.5; provided that if the Borrower adopts any GAAP Change (as defined below), then unless and until the Borrower, the Administrative Agent and the Required Lenders agree to adjustments to the terms hereof to reflect such GAAP Change, all Financial Covenants, standards and terms in this Agreement shall continue to be determined as if such GAAP Change had not been implemented. As used in this definition, “GAAP Change” refers to any change in accounting principles required or permitted by any promulgation of the Financial Accounting Standards Board or, if applicable, the Securities Exchange Commission, and shall include the adoption or implementation of the International Financial Reporting Standards promulgated by the International Accounting Standards Board.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means any asbestos, urea formaldehyde, polychlorinated bipehnyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indenture” means the Indenture, dated as of December 15, 2003, executed by the Borrower and delivered to the Bank of New York Mellon, as trustee thereunder, as heretofore amended and supplemented and as hereafter amended and/or supplemented from time to time.
“Interest Payment Date” means (a) with respect to each ABR Loan, the last day of each calendar quarter, (b) with respect to each LIBOR Loan, the last day of the Interest Period applicable thereto (and, if such Interest Period is longer than 3 months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period), and (c) with respect to each Loan, the Maturity Date with respect thereto.
“Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made, or continued as, or converted into, a LIBOR Loan pursuant to Section 2.1, 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date 1, 2, 3 or 6 months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.1, 2.3 or 2.4; provided, however, that:
(a)    Unless otherwise agreed by the Administrative Agent, no more than 6 different Interest Periods may be outstanding at any one time with respect to the Facility.
(b)    If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day).
(c)    No Interest Period may end later than the Maturity Date.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lenders” means Wells Fargo Bank, National Association and MUFG Bank, Ltd.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to the amount set forth opposite the name of each such Issuing Lender on Exhibit A, as such amount may be changed after the date hereof in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.
“L/C Sublimit” means the lesser of (a) $20,000,000, and (b) the Aggregate Revolving Commitment Amount.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders and the Issuing Lenders.
“Lenders” means Wells Fargo, acting on its own behalf and not as Administrative Agent, each of the undersigned lenders, and any financial institution that becomes a Lender pursuant to Section 2.15 or 10.6(b), collectively. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit Application” means an application requesting such Issuing Lender to issue a Letter of Credit and a reimbursement agreement, in each case in the form specified by the applicable Issuing Lender from time to time.
“Letters of Credit” means the letters of credit issued pursuant to Article III.
“Level Status” means Level I, Level II, Level III, Level IV or Level V, each as determined pursuant to Section 2.6.
“LIBO Rate” means, with respect to an Interest Period, (a) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date 2 Business Days before the commencement of such Interest Period by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate and designated by the Administrative Agent) for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant Loan (as displayed in the Bloomberg Financial Market System or any successor thereto or any other service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates), or (b) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.5 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period. Notwithstanding the foregoing, if the LIBO Rate (as determined without regard to this sentence) would be less than 0%, then the LIBO Rate shall be 0%.
“LIBOR Borrowing” means any Borrowing consisting of LIBOR Loans.
“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to a LIBO Rate, excluding any ABR Loan.
“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.
“Loan” means a designated portion of outstanding principal indebtedness under the Revolving Facility or Swingline Facility.
“Loan Documents” means this Agreement, the Notes, the Fee Letters and the Letter of Credit Applications.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material adverse effect on the rights and remedies of any Lender Party under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.
“Maturity Date” means June 8, 2023, as such date may be extended with respect to one or more Lenders pursuant to Section 2.28.
“Maximum Aggregate Revolving Facility Amount” means $225,000,000, unless said amount is reduced pursuant to Section 2.14, in which event it means the amount to which said amount is reduced.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 8.2(c), an amount equal to 105% of the outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.28(b)
“Notes” means the collective reference to the Revolving Notes and the Swingline Note.
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, excluding, however, any debt, liability or obligation due or owing to any Lender Party which has not been issued pursuant to any of the Loan Documents and is not otherwise expressly contemplated therein.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding 5 plan years but excluding any Multiemployer Plan.
“Percentage” means, with respect to each Lender, the ratio of (i) that Lender’s Credit Exposure, to (ii) the aggregate Credit Exposure of all of the Lenders.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan but excluding any Multiemployer Plan.

“Principal Payment Date” means, with respect to any Loan, the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the first Business Day preceding each anniversary hereof, and (iii) the Maturity Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Rating Agencies” means Fitch and S&P, collectively.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Register” has the meaning specified in Section 10.6(c).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board of Governors of the Federal Reserve System relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replacement Rate” has the meaning specified in Section 2.19(c).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Lenders” means one or more Lenders having an aggregate Percentage in excess of 50%; provided, however, that if any Lender is a Defaulting Lender at the time of determination, the Percentage of such Defaulting Lender shall be excluded from the determination of Required Lenders.
“Revolving Advance” means a loan of funds by a Lender to the Borrower under Section 2.1, including both ABR Loans and LIBOR Loans made thereunder.
“Revolving Borrowing” means a Borrowing consisting of a Revolving Advance by each of the Lenders.
“Revolving Commitment” means, with respect to each Lender, (i) the amount so designated opposite such Lender’s name on Exhibit A, as such amount may be adjusted pursuant to Section 2.14 or 2.15 and plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption, or (ii)  as the context may require, the obligation of such Lender to make Revolving Advances and to purchase participations in L/C Obligations and Swingline Loans hereunder.
“Revolving Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.14 or 8.2 or reduced to zero pursuant to Section 2.14.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Letters of Credit.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Lender” means any Lender with a Revolving Commitment.
“Revolving Loan” means a Loan under Section 2.1.
“Revolving Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit B-1, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.
“Revolving Percentage” means, with respect to a Revolving Lender, such Revolving Lender’s Percentage of the Revolving Facility.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including as of the date hereof Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.
“Solvent” means as to any Person at any time (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including the probable liability of such Person on disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including the probable liability of such Person on disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
“Subordinated Debt” means all indebtedness and other obligations of the Borrower which are subordinated in right of payment to all indebtedness of the Borrower to any Lender, on terms that have been approved in writing by the Required Lenders and that have been noted by appropriate legend on all instruments evidencing the Subordinated Debt.
“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, by one of more of the Subsidiaries of the Person, or by a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.
“Successor Borrower” has the meaning specified in Section 7.4(b).
“Swingline Commitment” means the lesser of (a) $15,000,000, and (b) the Aggregate Revolving Commitment Amount.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means a swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit B-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(c)(iii).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Unfunded Pension Liability” means the excess of the present value of all benefits accrued under a Pension Plan as of the valuation date for the plan year in which the determination is being made over the value of the assets of the Pension Plan as of such valuation date, each as determined using the applicable actuarial and valuation assumptions under Section 430 of the Code and Section 303 of ERISA.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.
Section 1.2    Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
(b)    All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (ii) GAAP will be deemed to treat operating leases in a manner consistent with its treatment under generally accepted accounting principles as of the date hereof (excluding, for the avoidance of doubt, the future phase-in of any amendments to GAAP that have been adopted as of the date hereof), notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
(c)    References to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto and restatements thereof, but only to the extent such amendments, modifications and restatements are not prohibited by the terms of any Loan Document.
(d)    The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(e)    All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.
ARTICLE II
Amount and Terms of the Credit Facilities
Section 2.1    Revolving Facility.
(a)    Revolving Commitments. Each Revolving Lender agrees, on the terms and subject to the conditions herein set forth, to make Revolving Advances to the Borrower from time to time during the period from the date hereof to and including the Revolving Commitment Termination Date as requested by the Borrower; provided, however, that (a) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment Amount, and (b) the Revolving Credit Exposure of any Lender shall not at any time exceed such Revolving Lender’s Revolving Commitment. Within the above limits, the Borrower may obtain Revolving Advances, prepay Revolving Advances in accordance with the terms hereof and reborrow Revolving Advances in accordance with the applicable terms and conditions of this Agreement.
(b)    Revolving Borrowing Procedures. Each Revolving Borrowing shall be funded by the Revolving Lenders as either an ABR Borrowing or a LIBOR Borrowing, as the Borrower shall specify in the related notice of proposed Borrowing. ABR Loans and LIBOR Loans may be outstanding at the same time. The principal amount of any Revolving Borrowing shall be in an amount equal to (i) $1,000,000 or a higher integral multiple of $500,000 if such Borrowing is funded as an ABR Borrowing, and (ii) $5,000,000 or a higher integral multiple of $1,000,000 if such Borrowing is funded as a LIBOR Borrowing. The Borrower shall give notice to the Administrative Agent of each proposed Revolving Borrowing not later than 12:00 noon on a Business Day that, in the case of an ABR Borrowing, is the proposed date of such Borrowing or, in the case of a Borrowing that is to bear interest initially at an Adjusted LIBO Rate, is at least 3 Business Days prior to the proposed date of such Borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be provided in writing or in such other manner as the Administrative Agent and the Borrower may agree (to be confirmed in writing by the Borrower if so requested by the Administrative Agent), and shall specify whether the Borrowing is to be an ABR Borrowing or a LIBOR Borrowing and, in the case of a LIBOR Borrowing, shall specify the Interest Period to be applicable thereto. Promptly upon receipt of such notice (but in no event later than 1:00 p.m. with respect to an ABR Borrowing, and the close of business, with respect to a LIBOR Borrowing, in each case on the Business Day of receipt of such notice), the Administrative Agent shall advise each Lender of the proposed Borrowing. Subject to satisfaction of the conditions precedent set forth in Article IV with respect to such Borrowing, at or before 1:00 p.m. on the date of the requested Borrowing, each Revolving Lender shall provide the Administrative Agent at the principal office of the Administrative Agent in Charlotte, North Carolina (or such other office as the Administrative Agent may designate), with immediately available funds covering such Revolving Lender’s Revolving Percentage of such Borrowing. The Administrative Agent shall pay over proceeds of such Borrowing to the Borrower, in immediately available funds, prior to the close of business on the date of the requested Borrowing.
(c)    Limitation. Notwithstanding any other provision of this Agreement to the contrary, no Borrowing shall be effected on any anniversary of this Agreement.
Section 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including Section 4.3 of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the date hereof to, but not including, the Maturity Date; provided, that (i) after giving effect to any amount requested, the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment Amount, and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment. Each Swingline Loan shall be made and continue as an ABR Loan.
(b)    Borrowing Procedures. The principal amount of any Swingline Loan shall be equal to (i) $500,000 or (ii) a higher integral multiple of $250,000. The Borrower shall give notice to the Swingline Lender of each proposed Swingline Loan not later than 1:00 p.m. on the Business Day that is the proposed date of such Swingline Loan. Each such notice shall be effective upon receipt by the Swingline Lender, shall be provided in writing or in such other manner as the Administrative Agent and the Borrower may agree (to be confirmed in writing by the Borrower if so requested by the Swingline Lender). Subject to satisfaction of the conditions precedent set forth in Article IV with respect to such Swingline Loan and the Swingline Lender’s determination that it will (in its sole discretion) make the requested Swingline Loan, the Swingline Lender shall pay over the proceeds of such requested Swingline Loan to the Borrower, in immediately available funds, prior to the close of business on the date of the requested Swingline Loan.

(c)    Refunding.
(i)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan as an ABR Loan in an amount equal to such Revolving Lender’s Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Lender’s obligation to fund its respective Percentage of a Swingline Loan shall be affected by any other Revolving Lender’s failure to fund its Percentage of a Swingline Loan, nor shall any Revolving Lender’s Percentage be increased as a result of any such failure of any other Revolving Lender to fund its Percentage of a Swingline Loan.
(ii)    The Borrower shall pay to the Swingline Lender on demand, and in any event on the Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Lenders in accordance with their respective Percentages.
(iii)    If for any reason any Swingline Loan cannot be refinanced with a Revolving Loan pursuant to Section 2.2(c)(i), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.2(c)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)    Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section  2.2 and to purchase participating interests pursuant to Section 2.2(c)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower or any other Revolving Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)    If any Revolving Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(i) or 2.2(c)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.
(d)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Sections 2.25 and 2.26.
Section 2.3    Converting ABR Loans to LIBOR Loans; Procedures. So long as no Default or Event of Default has occurred and is continuing, the Borrower may convert all or any part of any outstanding ABR Loan (other than a Swingline Loan) into a LIBOR Loan by giving notice to the Administrative Agent of such conversion not later than 11:00 a.m. on a Business Day that is at least 3 Business Days prior to the date of the requested conversion. Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be provided in writing or in such other manner as the Administrative Agent and the Borrower may agree (to be confirmed in writing by the Borrower if so requested by the Administrative Agent), shall specify the date and amount of such conversion, the total amount of the Loan to be so converted and the Interest Period therefor. Each conversion of a Loan shall be on a Business Day, and the aggregate amount of each such conversion of an ABR Loan to a LIBOR Loan shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000. The Administrative Agent shall promptly (but in no event later than the close of business on the day received) forward such notice to the applicable Lenders. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Loan.

Section 2.4    Procedures at End of an Interest Period. Unless the Borrower requests a new LIBOR Loan in accordance with the procedures set forth below, or prepays the principal of an outstanding LIBOR Loan at the expiration of an Interest Period, each Lender shall automatically and without request of the Borrower convert each LIBOR Loan to an ABR Loan on the last day of the relevant Interest Period. So long as no Default or Event of Default has occurred and is continuing, the Borrower may cause all or any part of any outstanding LIBOR Loan to continue as a LIBOR Loan after the end of the then applicable Interest Period by notifying the Administrative Agent not later than 11:00 a.m. on a Business Day that is at least 2 Business Days prior to the first day of the new Interest Period. Each such notice shall be irrevocable, effective when received by the Administrative Agent, shall be provided in writing or in such other manner as the Administrative Agent and the Borrower may agree (to be confirmed in writing by the Borrower if so requested by the Administrative Agent) and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Loan to be continued and the Interest Period therefor. The Administrative Agent shall promptly (but in no event later than the close of business on the day received) forward such notice to the applicable Lenders. Each new Interest Period shall begin on a Business Day and the amount of each LIBOR Loan shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000.
Section 2.5    Setting and Notice of Rates. The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrower and each Lender. Each such determination of the applicable LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Administrative Agent in determining the applicable LIBO Rate hereunder.
Section 2.6    Level Status, Margins and Fee Rates. (a)    The Borrower’s Level Status shall be determined on the basis of the Applicable Ratings established by the Rating Agencies, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V
S&P	A+ or higher	A	A-	BBB+	BBB or lower
Fitch	A+ or higher	A	A-	BBB+	BBB or lower
(b)    In making the determinations under paragraph (a):
(i)    If any of the Rating Agencies changes the meaning or designation for its Applicable Ratings referenced in paragraph (a), the criteria for Level Status in the table in paragraph (a) shall be adjusted in such manner as the Required Lenders may reasonably determine to correspond with the applicable rating designations used by the applicable Rating Agency in effect on the date hereof.
(ii)    If the Rating Agencies’ Applicable Ratings are not in the same column above, the Borrower’s Level Status shall be determined as follows:
(A)    If the Applicable Ratings provided by the Rating Agencies are in adjacent columns, the Borrower’s Level Status shall be based on the leftmost of the columns.

(B)    If the Applicable Ratings provided by the Rating Agencies are separated by one or more columns, the Borrower’s Level Status shall be based on the column to the immediate right of the leftmost applicable column.
Notwithstanding the foregoing, if the Applicable Rating established by either of the Rating Agencies is in the rightmost column above, the Borrower shall be deemed to be at Level Status V.
(iii)    If one Rating Agency (but not both Rating Agencies) ceases to issue its Applicable Rating, the Borrower’s Level Status shall be determined on the basis of the Applicable Rating of the remaining Rating Agency. If both Rating Agencies cease to establish their Applicable Ratings, the Borrower shall be deemed to be at Level Status V.
(c)    The Applicable Margins at any time shall be determined from time to time on the basis of the Borrower’s Level Status, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V
ABR Loan	0%	0%	0%	0.075%	0.275%
LIBOR Loan	0.800%	0.900%	1.000%	1.075%	1.275%
Facility Fee Rate	0.075%	0.100%	0.125%	0.175%	0.225%
Section 2.7    Interest on Loans. The Borrower will pay interest on the unpaid principal amount of each Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:
(a)    ABR Loans. Subject to subsection (c) below, while any outstanding principal of a Loan constitutes an ABR Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Adjusted Base Rate, plus the Applicable Margin.
(b)    LIBOR Loans. Subject to subsection (c) below, while any outstanding principal of a Loan constitutes a LIBOR Loan, the outstanding principal balance thereof shall bear interest at an annual rate equal to the Adjusted LIBO Rate established with respect to such LIBOR Loan in accordance with Section 2.1, 2.3 or 2.4, plus the Applicable Margin.
(c)    Default Rate. From and after the occurrence of any Event of Default under paragraph (a), (b), (g) or (h) of Section 8.1, and from and after written notice from the Administrative Agent (or the Required Lenders) to the Borrower following the occurrence of any other Event of Default, and continuing (in each case) thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the outstanding principal balance of each Loan shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect to such outstanding principal and (ii) 200 basis points. In addition, all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the sum of (x) the Adjusted Base Rate, (y) the Applicable Margin then applicable to ABR Loans, and (z) 200 basis points (each rate described in this subsection (c) herein, a “Default Rate”).
(d)    Limitation on Interest Determined by Reference to Base Rate. Notwithstanding anything in this Section 2.7 to the contrary, interest with respect to ABR Loans when determined by reference to the Base Rate shall not in any event exceed an annual rate equal to the sum of the prime rate as then published at http://www.bloomberg.com/markets/rate-bonds plus 450 basis points. This paragraph (d) shall be of no force and effect if (i) the prime rate ceases to be published at http://www.bloomberg.com/markets/rate-bonds, or (ii) such limitation is no longer mandated by any then-effective Authorizing Order.
(e)    Savings Clause. Notwithstanding anything in this Section 2.7 to the contrary, at no time shall the Borrower be obligated or required to pay interest on any Obligation at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Borrower is permitted by Applicable Law, including all applicable usury laws and Authorizing Orders. If, under the terms of this Agreement or any other Loan Document, the Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the applicable interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.
Section 2.8    Obligation to Repay Advances; Representations. The Borrower shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Administrative Agent to receive from the Borrower any written request therefor or written confirmation thereof and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so. Any request for a Credit Extension, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that the statements set forth in Section 4.2 are correct as of the time of the request.
Section 2.9    Scheduled Payments; Mandatory Prepayments; Evidence of Obligations.
(a)    Interest. The Borrower shall pay accrued but unpaid interest on each Loan on each Interest Payment Date with respect to that Loan.
(b)    Revolving Borrowings: Principal. The Borrower shall pay the principal balance of all Revolving Borrowings then outstanding in full on each Principal Payment Date.
(c)    Swingline Loans: Principal. The Borrower shall pay the principal balance of all Swingline Loans in accordance with Section 2.2(c) (but, in any event, no later than the Maturity Date).
(d)    Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain in accordance with its usual practice the Register and such other records as it deems appropriate in which it shall record (i) the amount of each Advance hereunder, (ii) the amount of each Loan hereunder and, if applicable, the Interest Period with respect thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained pursuant to this paragraph (d) shall be prima facie evidence of the matters recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of a Borrower to repay the Obligations in accordance with the terms of this Agreement.
(e)    Promissory Notes. The Borrower’s obligation to repay the principal of and interest on the Advances made by each Lender shall be evidenced in the Register and shall also be evidenced by a Revolving Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to Revolving Advances made by such Lender.
Section 2.10    Computation of Interest and Fees. Interest accruing on the Loans, and all Facility Fees and other fees described in Section 2.11, shall be computed on the basis of the actual number of days elapsed in a year of 360 days; provided, however, that interest accruing from time to time on ABR Loans bearing interest determined by reference to the Base Rate shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.
Section 2.11    Fees.
(a)    Facility Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a facility fee (the “Facility Fee”) determined at an annual rate equal to the then-applicable Facility Fee Rate applied to the average Aggregate Revolving Commitment Amount (whether or not used). The Facility Fee shall be due and payable quarterly in arrears on the last day of each calendar quarter, and on the Maturity Date. The Facility Fee shall accrue at all times, including at any time during which any condition in Article IV has not been satisfied.
(b)    Fee Letters. The Borrower shall pay all fees required to be paid pursuant to any Fee Letters.(c)    Audit Fees. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured, the Borrower shall pay to the Administrative Agent, on written demand, reasonable fees charged by the Administrative Agent in connection with any audits or inspections by the Administrative Agent of any collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection. All such audits and inspections shall be for the sole benefit of the Administrative Agent and the Lenders.
Section 2.12    Use of Proceeds. The proceeds of the initial Borrowing hereunder shall be used to pay in full all obligations of the Borrower outstanding under the Existing Credit Facility, if any. The proceeds of each other Credit Extension (including the initial Borrowing, if no obligations described in the preceding sentence are outstanding on the date thereof) shall be used solely (i) to pay the Borrower’s obligations under (A) its commercial paper program, (B) other short-term credit facilities, and (C) maturing long-term obligations, and (ii) for the general corporate purposes of the Borrower and its utility divisions and Subsidiaries in the ordinary course of business.
Section 2.13    Voluntary Prepayments. The Borrower from time to time may voluntarily prepay the Loans in whole or in part; provided, however, that (i) any prepayment of Revolving Loans shall be applied against outstanding Revolving Loans of the Lenders participating in such facility pro rata according to each Lender’s Percentage, (ii) each prepayment of the Loans shall be made to the Administrative Agent not later than 1:00 p.m. on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day, (iii) each partial prepayment of LIBOR Loans shall be accompanied by accrued interest on such partial prepayment through the date of prepayment and additional compensation, if any, calculated in accordance with Section 2.20, (iv) each partial prepayment of LIBOR Loans shall be in an aggregate amount equal to $5,000,000 or more and, after application of any such prepayment, shall not result in a LIBOR Loan remaining outstanding in an amount less than $5,000,000, and (v) each partial prepayment of ABR Loans shall be in an aggregate amount equal to $1,000,000 or a higher integral multiple of $500,000, unless (in either case) the aggregate outstanding balance of all Loans being prepaid is less than such minimum Loan amount, in which event any such prepayment may be in such lesser amount. Unless otherwise provided in this Agreement or the other Loan Documents, prepayments from the Borrower of principal within any Facility above shall be applied first to the principal of ABR Loans and then to the principal of LIBOR Loans (and, among such LIBOR Loans, first to those with the earliest expiring Interest Periods).
Section 2.14    Voluntary Reduction or Termination of Aggregate Revolving Commitment Amount. The Borrower, from time to time upon not less than 5 Business Days’ prior written notice to the Administrative Agent, may permanently reduce the Aggregate Revolving Commitment Amount; provided, however, that no such reduction shall reduce the Aggregate Revolving Commitment Amount to an amount less than the Aggregate Revolving Credit Exposure. Any such voluntary reduction shall be pro rata as to all Revolving Commitments according to each Revolving Lender’s Revolving Percentage and shall be in an aggregate amount equal to $5,000,000 or a higher integral multiple of $1,000,000. Each such reduction in the Aggregate Revolving Commitment Amount shall constitute a corresponding reduction in the Maximum Aggregate Revolving Facility Amount. The Borrower at any time prior to the Revolving Commitment Termination Date may terminate the Revolving Commitments by (i) providing to the Administrative Agent not less than 5 Business Days’ prior written notice of its intention to so terminate the Revolving Commitments, (ii) making payment in full of all Revolving Loans and all other monetary Obligations, and (iii) Cash Collateralizing the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto. A notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, and such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, however, that the Borrower shall be responsible for all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders caused by the revocation of such notice of termination in accordance with Sections 2.20 and 10.4.
Section 2.15    Optional Increases of Aggregate Revolving Commitment Amount.
(a)    Request to Increase. Following the date hereof, and provided no Event of Default has occurred and is continuing, the Borrower may, with the consent of and in coordination with the Administrative Agent and each Lender increasing its Revolving Commitment (including any Eligible Assignee that has not been a Lender but becomes a Lender in connection therewith) as to all of the matters set forth below in this Section 2.15, from time to time propose to increase the Aggregate Revolving Commitment Amount by increasing the Revolving Commitments of one or more Lenders or by obtaining a Revolving Commitment from an Eligible Assignee that will become a Lender. The aggregate principal amount of each increase to the Aggregate Revolving Commitment Amount made pursuant to this Section 2.15 (the amount of any such increase, the “Increased Commitment Amount”) shall be equal to an integral multiple of $5,000,000. No such increase shall cause the Aggregate Revolving Commitment Amount to exceed the Maximum Aggregate Revolving Facility Amount. No more than two increases in the Aggregate Revolving Commitment Amount may be effected pursuant to this Section 2.15. No Lender shall be obligated to increase its Revolving Commitment as a result of any such request by the Borrower, but no Lender (other than the Administrative Agent, in that capacity) shall have any right to object to the allocation of any Increased Commitment Amount among the other Lenders (including any Person who will become a Lender in connection therewith).
(b)    Conditions Precedent. Any increase in the Aggregate Revolving Commitment Amount under this Section 2.15 shall become effective upon the receipt by the Administrative Agent of:

(i)    An amendment, modification or joinder to this Agreement, duly signed by the Borrower, the Administrative Agent and each Lender whose Revolving Commitment will be increased and each other Lender or Eligible Assignee who has subscribed to provide a portion of the Increased Commitment Amount, modifying the definition of “Aggregate Revolving Commitment Amount” and setting forth the agreement of each Eligible Assignee to become a party to this Agreement and to be bound by all the terms and provisions hereof. Any such amendment, modification or joinder may provide that interest or Facility Fees with respect to any Increased Commitment Amount will accrue at the rates set forth herein .
(ii)    Amendments and modifications, duly executed by the Borrower and the Administrative Agent, to any other Loan Documents reasonably requested by the Administrative Agent in relation to the Increased Commitment Amount, which amendments and modifications the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders.
(iii)    Notes, duly executed by the Borrower, as necessary to reflect such increase.
(iv)    Evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitment Amount and the execution and delivery of the documents described in this Section 2.15.
(v)    Such opinions of counsel for the Borrower and other assurances as the Administrative Agent may reasonably request.
(vi)    Evidence that the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of such Increased Commitment Amount (and assuming that the Revolving Commitments, including such Increased Commitment Amount, are fully drawn) with each Financial Covenant.
(vii)    Reimbursement of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection therewith.
(c)    Adjustments. On the effective date of any Increased Commitment Amount, the Borrower shall, in coordination with the Administrative Agent, repay the outstanding Advances of certain Lenders, and incur additional Advances from certain other Lenders, in each case to the extent necessary so that all of the Lenders participate in each outstanding Loan ratably on the basis of their respective Revolving Commitments (after giving effect to any increase in the Aggregate Revolving Commitment Amount pursuant to this Section 2.15). The Borrower shall be obligated to pay to the applicable Lenders any costs of the type referred to in Section 2.20 in connection with any such repayment.
(d)    Conflicts with Other Provisions. This Section 2.15 shall supersede any provisions in Section 10.2 to the contrary.
Section 2.16    Payments Generally.
(a)    Making of Payments. All payments of principal of and interest due hereunder shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages of the applicable Facility. All payments of fees pursuant to Section 2.11 and L/C Participants’ commissions pursuant to Section 3.3(a) shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in

Section 2.11. All payments hereunder shall be made to the Administrative Agent at its office in Charlotte, North Carolina (or such other office as the Administrative Agent may designate) not later than 2:00 p.m. on the date due, in immediately available funds, without setoff or counterclaim, and funds received after that hour shall be deemed to have been received on the next following Business Day. The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s demand deposit account maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrower to make any such payment. The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender. All payments under Sections 2.17, 2.18 or 2.20 shall be made by the Borrower directly to the Lender entitled thereto.
(b)    Effect of Payments. Each payment by the Borrower to the Administrative Agent for the account of any Lender pursuant to this Agreement shall be deemed to constitute payment by the Borrower directly to such Lender, provided, however, that in the event any such payment by the Borrower to the Administrative Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.
(c)    Assumed Payments. Unless the Administrative Agent has been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may (but shall not be required to), in reliance upon such assumption, make the amount thereof available to the intended recipient on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.
(d)    Due Date Extension. Subject to subsection (b) of the definition of “Interest Period” with respect to LIBOR Loans, if any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.
(e)    Application of Payments. Except as otherwise provided herein (including as set forth in Section 8.4), (i) each payment received from the Borrower shall be applied to such Obligations as the Borrower shall specify by notice to be received by the Administrative Agent on or before the date of such payment; and (ii) in the absence of such notice, payments received from the Borrower shall be applied, first, to payment of that portion of the Obligations then due and owing constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such; second, to pay fees then due and owing under Section 2.11; third, to pay interest then due and owing with respect to the Obligations; fourth, to pay principal of the Swingline Loans; fifth, to pay principal of the Revolving Loans; and sixth, to the payment of any other Obligations in such order as the Administrative Agent shall determine in its discretion.
Section 2.17    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender;
(ii)    subject any Recipient to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.18 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph
(a)     or (b) of this Section and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender, Issuing Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Lender’s or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, Issuing Lender or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 3 months prior to the date that such Lender, Issuing Lender or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, Issuing Lender’s or other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 3-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.18    Taxes.
(a)    Defined Terms. For purposes of this Section 2.18, the term “Lender” includes any Issuing Lender.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (b) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(e)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements.
(g)    Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Lender Party will repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 2.19    Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate Availability. Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a LIBOR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBO Rate for such Interest Period with respect to a proposed LIBOR Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Loan together with accrued interest thereon (subject to Section 2.7(e), on the last day of the then current Interest Period applicable to such LIBOR Loan; or (B) convert the then outstanding principal amount of each such LIBOR Loan to an ABR Loan as of the last day of such Interest Period.
(b)    Laws Affecting LIBO Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any LIBOR Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Loans, and the right of the Borrower to convert any Loan to a LIBOR Loan or continue any Loan as a LIBOR Loan shall be suspended and thereafter the Borrower may select only ABR Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to an ABR Loan for the remainder of such Interest Period.
(c)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 2.19(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 2.19(a)(i) or 2.19(a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate (including any margin adjustments intended to compensate for differences between the underlying index rate and the rates replaced thereby) shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in clause (a)(i), (a)(ii), (c)(i), (c)(ii) or (c)(iii) of this Section 2.19 occurs with respect to the Replacement Rate, or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including Section 10.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 5 Business

Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
Section 2.20    Loan Losses. The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a written statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain LIBOR Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any LIBOR Loans, (ii) due to any failure of the Borrower to borrow or convert any LIBOR Loans on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any LIBOR Loan on a date other than the last day of the applicable Interest Period for such LIBOR Loan. For this purpose, all notices under Sections 2.1, 2.3 and 2.4 shall be deemed to be irrevocable.
Section 2.21    Right of Lenders to Fund through Other Offices. Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Loan by causing a foreign branch or affiliate of such Lender to make such LIBOR Loan; provided, that in such event the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender and such LIBOR Loan shall be deemed held by such Lender for the account of such branch or affiliate.
Section 2.22    Discretion of Lenders as to Manner of Loan. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBOR Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (including Section 2.20 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate Adjusted LIBO Rate for such Interest Period.
Section 2.23    Conclusiveness of Statements; Survival of Provisions; Limited Time for Claims. Determinations and statements of a Lender pursuant to Section 2.17, 2.18, 2.19 or 2.20 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.17, 2.18 and 2.20 and the provisions of Sections 2.17, 2.18 and 2.20 shall survive termination of this Agreement.
Section 2.24    Nature of Lender Parties’ Obligations. The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.

Section 2.25    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.26(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to paragraph (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.25 or Section 2.26 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.25 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.26, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
Section 2.26    Defaulting Lenders
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit, Reimbursement Obligations or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit, Reimbursement Obligations or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit, Reimbursement Obligations or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.26(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which such Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Section 2.25.

(B)    Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.
(C)    With respect to any Facility Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.25.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.27    Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.17 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, Reimbursement Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.20) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Applicable Law; and
(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 2.28    Extension of Maturity Date.
(a)    Requests for Extension. The Borrower may, by notice (an “Extension Request Notice”) to the Administrative Agent (who shall promptly notify the Lenders) at any time (but not less than 60 days prior to the latest Maturity Date then in effect hereunder) request that each Revolving Lender extend such Revolving Lender’s Maturity Date then in effect hereunder (the “Existing Maturity Date”) for an additional 1-year period from the Existing Maturity Date. As used herein, “Extension Request Date” means the date on which the Borrower delivers an Extension Request Notice in accordance with this paragraph.
(b)    Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the day (the “Extension Notice Deadline”) that is 15 days following the Extension Request Date, notify the Administrative Agent as to whether or not such Revolving Lender agrees to the requested extension. Each Revolving Lender that fails to provide such notice on or before the Extension Notice Deadline shall be deemed to have notified the Administrative Agent that it does not agree to the requested extension. As used herein, “Non-Extending Lender” means each Revolving

Lender that provides (or is deemed to have provided) notice that it does not agree to the requested extension. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Revolving Lender’s determination under this Section on a date (the “Extension Effective Date”) that is not later than the 15th day following the Extension Notice Deadline (or, if such date is not a Business Day, the next preceding Business Day).
(d)    Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend their Maturity Date is more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date of each extending Lender shall be extended to the first anniversary of the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day).
(e)    Limitations. The Borrower may deliver no more than 1 Extension Request Notice during any 12-month period and no more than 2 Extension Request Notices during the term of this Agreement. No extension pursuant to this Section 2.28 shall extend the Maturity Date with respect to any Revolving Lender to a date that is later than the fifth anniversary of the Extension Effective Date.
(f)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Revolving Lender unless:
(i)    no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;
(ii)    the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)    on or before the Maturity Date of each Non-Extending Lender, (1) the Borrower shall have paid in full the principal of and interest on all of the Revolving Loans made by such Non-Extending Lender to the Borrower hereunder and (2) the Borrower shall have paid in full all other amounts owing to such Non-Extending Lender hereunder.
ARTICLE III
LETTER OF CREDIT FACILITY
Section 3.1    L/C Facility.
(a)    Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower. Letters of Credit may be issued on any Business Day from the date hereof to, but not including the thirtieth (30th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit, (b) the L/C Obligations with respect to Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment, or (c) the Aggregate Revolving Credit Exposure would exceed the Aggregate Revolving Commitment Amount.
(b)    Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional 1-year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date, and (iii) be subject to the Uniform Customs, in the case of a commercial Letter of Credit, or ISP98, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the date hereof and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 4.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (D) the beneficiary of such Letter of Credit is a Sanctioned Person. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Sections 2.25 and 2.26.
Section 3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article IV, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than 3 Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Revolving Lender of the issuance and upon request by any Lender, furnish to such Revolving Lender a copy of such Letter of Credit and the amount of such Revolving Lender’s participation therein.
Section 3.3    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 2.26(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Loans that are LIBOR Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender as set forth in the Fee Letter executed by such Issuing Lender. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender.
(c)    Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
Section 3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(d)    Each L/C Participant’s obligation to make the Revolving Loans referred to in Section  3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Section 3.5    Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a notice of borrowing to the Administrative Agent requesting that the Revolving Lenders make a Revolving Loan as an ABR Loan on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Lenders shall make a Revolving Loan as an ABR Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.1(b) or

Article IV. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through an ABR Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding ABR Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
Section 3.6    Obligations Absolute. The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
Section 3.7    Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
Section 3.8    Resignation of Issuing Lenders.
(a)    Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than 30 days prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent).
(b)    Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another

Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
Section 3.9    Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Lender hereunder with respect to its reimbursement and participation obligations hereunder.
ARTICLE IV
Conditions Precedent
Section 4.1    Initial Conditions Precedent. The obligation of the Lenders to effect any Borrowing, to make or participate in any Letter of Credit (including the obligation of the Issuing Lenders to issue or extend any Letter of Credit), or to convert or continue any Loan is subject to the condition precedent that each Lender shall have received on or before the day of the first Borrowing all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to each Lender:
(a)    The Notes, properly executed on behalf of the Borrower.
(b)    A certificate of the secretary of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such corporation is a party have been duly approved by all necessary action of the Board of Directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the articles of incorporation and bylaws of the Borrower and all Authorizing Orders, together with such copies, and (iii) certifying the names of the officers of the Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder, including requests for Borrowings, together with the true signatures of such officers. The Lenders may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.
(c)    A certificate from an executive officer of the Borrower to the effect that (A) all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete; (B) the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2017, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (E) the Borrower has satisfied each of the conditions set forth in Sections 4.1 and

4.2; and (F) no action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(d)    Certificates of good standing of the Borrower, dated not more than ten days before such date.
(e)    A signed copies of an opinion of Daniel S. Kuntz, general counsel for the Borrower, substantially in the form of Exhibit E-1, and the opinion of Cohen Tauber Spievack & Wagner P.C., special counsel to the Borrower, substantially in the form of Exhibit E-2, each addressed to the Lenders.
(f)    Copies of all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.
(g)    All documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.
(h)    All fees required to be paid as of the date hereof pursuant to this Agreement or any Fee Letter.
Section 4.2    Conditions Precedent to All Extensions of Credit. The obligation of the Lenders to effect any Borrowing, to make or participate in any Letter of Credit (including the obligation of the Issuing Lenders to issue or extend any Letter of Credit), or to convert or continue any Loan is subject to the further conditions precedent that on the date thereof:
(a)    the representations and warranties contained in Article V (other than Section 5.6) are correct on and as of the date of such Borrowing as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;
(b)    the Borrower has delivered to the Administrative Agent an opinion in the form of Exhibit F hereto, duly executed by the general counsel or associate general counsel of the Borrower; and
(c)    no event has occurred and is continuing, or would result from such Borrowing, which constitutes a Default or an Event of Default.
Section 4.3    Fronting Exposure Limitation. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE V
Representations and Warranties
The Borrower represents and warrants to the Lenders as follows:
Section 5.1    Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Borrower from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Effect. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.
Section 5.2    Authorization of Credit Extensions; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents, and the borrowings from time to time hereunder, have been duly authorized by all necessary corporate action and by all necessary public utilities commissions and any other regulatory bodies having jurisdiction over the Borrower (except as noted in Schedule 5.2 to the Agreement with respect to Borrowings made after September 11, 2019), and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than Authorizing Orders set forth in Schedule 5.2 that (except as noted therein with respect to Borrowings made after September 11, 2019) have been obtained and copies of which have been delivered to the Administrative Agent pursuant to Section 4.1, (ii) violate any provision of any law, rule or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the articles of incorporation or bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than those in favor of the Administrative Agent to secure one or more of the Obligations) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.
Section 5.3    Legal Agreements. This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
Section 5.4    Subsidiaries. Schedule 5.4 hereto is a complete and correct list of all present Subsidiaries and of the percentage of the ownership of the Borrower or any other Subsidiary in each case as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and nonassessable.
Section 5.5    Financial Condition. The Borrower has furnished to the Lenders its audited consolidated financial statement as of December 31, 2017, and its unaudited interim financial statement as of March 31, 2018. Those financial statements fairly present the financial condition of the Borrower and its Subsidiaries on the dates thereof and the results of their operations and cash flows for the periods then ended, and were prepared in accordance with GAAP, except as expressly noted therein.

Section 5.6    Adverse Change. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since December 31, 2017.
Section 5.7    Litigation. Except as set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2017, or in any document subsequently filed pursuant to Section 13, 14 or 15(d) of the Exchange Act, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower, would have a Material Adverse Effect.
Section 5.8    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, (i) any of their respective directors, officers, employees or Affiliates, or (ii) any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)    The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)    Each of the Borrower, its Subsidiaries and, to the knowledge of Borrower, their respective directors, officers, employees, agents and Affiliates, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all respects and Sanctions.
(d)    No proceeds of any Loan have, and no Letter of Credit has, been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 7.9.
Section 5.9    Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties and, as a result thereof, the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, exclusive of Environmental Claims as set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2017, or in any document subsequently filed pursuant to Section 13, 14 or 15(d) of the Exchange Act.
Section 5.10    Margin Regulations; Investment Company Act. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Credit Extension will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
Section 5.11    Compliance with Law; Governmental Approvals. The Borrower (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened challenge by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except, in such instances in which (i) any such requirement is being contested in good faith or the subject of a bona fide dispute or (ii) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.12    Taxes. The Borrower has filed all federal and other tax returns and reports required to be filed, and has paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and except those the failure to file or pay which would not have a Material Adverse Effect. There is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect.
Section 5.13    Titles and Liens. To the Borrower’s knowledge, without having undertaken any search of real property records for this purpose, the Borrower has good and sufficient title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, and good title to all other property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Lenders as owned by the Borrower, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and other than any sold, as permitted by Section 7.4. As of the date of this Agreement, the property of the Borrower is subject to no Liens other than as permitted pursuant to Section 7.1.
Section 5.14    Intellectual Property. The Borrower owns or is licensed or otherwise has the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person, except to the extent that noncompliance would not have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon any rights held by any other Person, except to the extent that noncompliance would not have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
Section 5.15    ERISA. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and published interpretations thereunder, except for any such failure that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI
Affirmative Covenants
So long as any Note shall remain unpaid or the Facility shall be outstanding, the Borrower will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:
Section 6.1    Reporting. The Borrower will deliver to each Lender:
(a)    As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis with an unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Required Lenders, which annual report shall include the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, common stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail and all prepared in accordance with GAAP.
(b)    As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower:
(i)    A copy of the unaudited nonconsolidated balance sheets of the Borrower at the end of such fiscal year and the related unaudited nonconsolidated statements of income, retained earnings and cash flows of the Borrower for such fiscal year, in reasonable detail, all prepared in accordance with GAAP.
(ii)    A copy of the annual audit report-regulatory basis of the Borrower with an unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Required Lenders, which annual report shall include a copy of the balance sheet-regulatory basis of the Borrower as the end of such fiscal year and the related statements of income-regulatory basis, retained earnings-regulatory basis and cash flows-regulatory basis of the Borrower for the fiscal year then ended, all prepared in accordance with FERC Accounting Principles.
(c)    As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, a copy of (A) the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, (B) the related unaudited consolidated statements of income for such quarter, and (C) the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the year to date, all in reasonable detail and prepared in accordance with GAAP, subject to year‑end audit adjustments.
(d)    As soon as available and in any event within 60 days after the end of each fiscal quarter of the Borrower, a copy of (A) the unaudited nonconsolidated balance sheets of the Borrower at the end of such quarter, (B) the related unaudited nonconsolidated statements of income for such quarter, and (C) the related unaudited nonconsolidated statements of income, retained earnings and cash flows of the Borrower for the year to date, all in reasonable detail and prepared in accordance with GAAP, subject to year-end adjustments.
(e)    Concurrently with the delivery of any financial statements under paragraph (a), (b), (c) or (d), a Compliance Certificate, duly executed by the chief financial officer of the Borrower.
(f)    Promptly following the issuance thereof, a copy of any Authorizing Order not previously delivered to the Administrative Agent.

(g)    Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its stockholders.
(h)    Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.
(i)    Promptly upon becoming available, copies of any reports or applications filed by the Borrower with any governmental body if such reports indicate any material change in the business, operations, affairs or condition of the Borrower, or if copies thereof are requested by any Lender.
(j)    Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 5.7 or which seek a monetary recovery against the Borrower in excess of $10,000,000.
(k)    As promptly as practicable (but in any event not later than 5 Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.
(l)    Promptly upon becoming aware of an ERISA Event, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the PBGC or the Department of Labor with respect thereto.
(m)    Promptly upon (i) the adoption of any Pension Plan, or (ii) the adoption of any amendment to a Pension Plan, if such amendment results in a material increase in contributions or Unfunded Pension Liability, written notice specifying the nature thereof.
(n)    Upon request of any Lender, copies of the most recent annual report (Form 5500 Series), including any supporting schedules, filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan.
(o)    Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including any applicable “know your customer” rules and regulations and the PATRIOT Act), or any policy or procedure implemented by any Lender Party to comply therewith, as from time to time reasonably requested by the Administrative Agent or any Lender.
(p)    Such information (in addition to that specified elsewhere in this Section) respecting the financial condition and results of operations of the Borrower as any Lender may from time to time reasonably request.
Section 6.2    Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of any Lender, will give any representative of that Lender access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as any Lender may reasonably request.

Section 6.3    Compliance with Laws. The Borrower will comply with the requirements of applicable laws and regulations, except any law and regulation (i) the compliance with which is contested in good faith or the subject of a bona fide dispute, and (ii) the noncompliance with which would not have a Material Adverse Effect.
Section 6.4    Payment of Taxes and Other Claims. The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim so long as (x) the amount, applicability or validity of such tax, assessment, charge or claim is being contested in good faith by appropriate proceedings or is the subject of a bona fide dispute, and (y) the Borrower has provided adequate reserves therefor in accordance with GAAP, except (with respect to any of the foregoing) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.5    Maintenance of Properties. Subject to transactions permitted by Sections 7.4, the Borrower shall maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that noncompliance would not have a Material Adverse Effect.
Section 6.6    Insurance. The Borrower shall maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as are customarily carried under similar circumstances by such other Persons, except to the extent that noncompliance would not have a Material Adverse Effect, and the Borrower will furnish any Lender upon request full information as to the insurance carried within 15 Business Days.
Section 6.7    Preservation of Corporate Existence. Subject to transactions permitted by Section 7.4, the Borrower shall (i) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation; (ii) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (iii) preserve its business organization and goodwill; and (iv) preserve or renew all of its registered patents, trademarks, trade names and service marks; except, in each case, to the extent that failure to do so does not have a Material Adverse Effect.
Section 6.8    Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
ARTICLE VII
Negative Covenants
So long as any Note shall remain unpaid or the Facility shall be outstanding, the Borrower agrees that, without the prior written consent of the Required Lenders:
Section 7.1    Liens. The Borrower will not create, incur or suffer to exist any Lien in, of or on the property of the Borrower, except:

(a)    Liens for taxes, assessments of governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings.
(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not yet due and payable or remaining payable without penalty or which are being contested in good faith by appropriate proceedings.
(c)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(d)    Utility easements, buildings restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interference with the use thereof in the business of the Borrower.
(e)    Purchase money Liens upon or in any property acquired or held by the Borrower in the ordinary course of business, provided that (i) no such Lien is created later than the 90th day following the acquisition or completion of construction of such property by the Borrower, and (ii) no such Lien extends or shall extend to or cover any property of the Borrower other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.
(f)    Liens incurred or deposits made in the ordinary course of business to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capitalized Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the incurrence of any Obligation.
(g)    Liens resulting from judgments, unless such judgments are not bonded or otherwise discharged within 60 days; are not stayed pending appeal or otherwise being appropriately contested in good faith; or are not discharged within 45 days after expiration of any such stay.
(h)    Liens created under or in connection with the Indenture as such Indenture exists on the date hereof, without regard to any waiver, amendment, modification or restatement thereof.
(i)    Liens permitted under the Indenture as such Indenture exists on the date hereof, without regard to any waiver, amendment, modification or restatement thereof.
(j)    Liens on any property of the Borrower (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 7.1 hereto.
Section 7.2    Investments. The Borrower will not purchase or hold beneficially any stock or other securities or evidence of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

(a)    Investments in Cash Equivalents pursuant to and in accordance with the terms of the Borrower’s then-current investment policy duly adopted by the Board of Directors of the Borrower.
(b)    Investments in the MDU Resources Group, Inc. Benefits Protection Trust in accordance with the Borrower’s historical practices.
(c)    Any existing investment by the Borrower in the voting stock, membership interests or other equity interests of any Subsidiary.
(d)    Any investment by the Borrower in any Subsidiary after the date hereof, so long as (i) the entire amount of such investment is obtained from (A) the issuance of equity interests by the Borrower and/or (B) dividends or similar distributions paid to the Borrower by any other Subsidiary of the Borrower, in each case concurrent with the Borrower’s investment in such Subsidiary, and (ii) no Default or Event of Default has occurred and is continuing when such investment is actually made. In the case of any investment funded as described in clause (i)(B), the applicable dividend or distribution and the corresponding investment shall be accurately and completely reflected on the books and records of the Borrower and the applicable Subsidiaries.
(e)    Consolidations, mergers and acquisitions not prohibited by Section 7.6.
(f)    Travel, relocation and similar advances made to officers and employees of the Borrower in anticipation of expenses to be incurred by such officers and employees, in each case in the ordinary course of the Borrower’s business consistent with the Borrower’s past practices.
(g)    Advances in the form of progress payments, prepaid rent or security deposits.
(h)    Evidences of indebtedness in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.
(i)    Investments made for the purpose of economic development, so long as the aggregate value of the investments permitted by this clause (i) does not exceed $10,000,000.
Section 7.3    Distributions. The Borrower will not make any Distribution at any time following and during the continuance of any Default or Event of Default arising under paragraph (a), (b), (g) or (h) of Section 8.1.
Section 7.4    Sale of Assets.
(a)    The Borrower will not lease, sell or otherwise dispose of all, or a substantial portion of, its property, assets or business (whether in one transaction or in a series of transactions) to any other Person except for sales of inventory in the ordinary course of business. For purposes of this Section, “substantial portion” means assets (including other Persons) (i) representing more than 20% of the consolidated assets of the Borrower as reflected in the most recent consolidating financial statement of the Borrower referred to in Section 5.5, or (ii) responsible for more than 15% of the consolidated net sales or the consolidated net income of the Borrower as reflected in the financial statement referred to in clause (i) above.
(b)    Notwithstanding the foregoing Section 7.4(a) or Section 7.6, so long as no Default or Event of Default has occurred and is continuing immediately prior thereto or could reasonably be expected to result therefrom, the Borrower may not more than once during the term of this Agreement transfer all or substantially all of the utility assets comprising its divisions known as Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. (the “Constituent

Divisions”) to, or merge or consolidate with, another Person so long as (1) in the case of a merger or consolidation, the Borrower is the continuing or surviving Person, or (2) the Person formed by or surviving such merger or consolidation or the transferee of all or substantially all of the Borrower’s utility assets of the Constituent Divisions (any such Person, whether under clause (i) or clause (ii), the “Successor Borrower”), is a corporation or limited liability company organized or existing solely under the laws of the United States, a single state thereof or the District of Columbia, and has delivered to the Administrative Agent, prior to or concurrently with such merger, consolidation or transfer, each of the following, each in form and substance satisfactory to the Administrative Agent:
(i)    all documents giving rise to such merger, consolidation or transfer, including evidence that immediately thereafter the Successor Borrower holds all or substantially all of the utility assets of the Constituent Divisions and has no greater liabilities than those of the Borrower immediately preceding such merger, consolidation or transfer;
(ii)    an assumption agreement by which the Successor Borrower expressly assumes all of the Obligations;
(iii)    a certificate, duly signed by an executive officer of the Successor Borrower, and an opinion of counsel, each stating that such merger, consolidation or transfer complies with this Agreement and setting forth such other matters and opinions as the Administrative Agent may reasonably require; and
(iv)    such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender.
Section 7.5    Transactions with Affiliates. The Borrower shall not enter into any material transaction or arrangement or series of related transactions or arrangements that in the aggregate would be material with any Affiliate of the Borrower, except (i) transactions upon terms no less favorable to the Borrower than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, (ii) investments in Subsidiaries to the extent not prohibited by Section 7.2, (iii) Distributions to the extent not prohibited by Section 7.3, and (iv) payments required by regulatory rule or order; in the case of clauses (i), (ii) and (iii), to the extent that such payments are (x) made in the ordinary course of the Borrower’s business, (y) consistent with the Borrower’s past practices, and (z) fair and reasonable.
Section 7.6    Consolidation and Merger. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person or any existing business (whether existing as a separate entity, subsidiary, division, unit, line of business or otherwise) of any Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of any Person with, or a conveyance or transfer of its assets to, the Borrower so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, (ii) the Borrower shall be the continuing or surviving corporation, and (iii) the prior, effective written consent or approval of the board of directors or equivalent governing body of the other party to such consolidation, merger, conveyance or transfer is obtained; provided further that nothing in this Section 7.6 shall prohibit any merger or consolidation permitted under Section 7.4(b).

Section 7.7    Environmental Laws. The Borrower will not cause or permit the conduct of its operations or the maintenance of any of its property to violate any Environmental Law, except to the extent that noncompliance would not have a Material Adverse Effect.
Section 7.8    Restrictions on Nature of Business. The Borrower will not engage in any material line of business that is significantly different from that presently engaged in by the Borrower.
Section 7.9    Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, any Letter of Credit or the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions or Anti-Money Laundering Laws applicable to any party hereto.
Section 7.10    Consolidated Total Leverage Ratio. The Borrower will not at any time permit its Consolidated Total Leverage Ratio, determined as of any Covenant Compliance Date, to be greater than 0.65 to 1.
Section 7.11    Borrower Leverage Ratio. The Borrower will not at any time permit the Borrower Leverage Ratio, determined as of any Covenant Compliance Date, to be greater than 0.65 to 1.
ARTICLE VIII
Events of Default, Rights and Remedies
Section 8.1    Events of Default. “Event of Default”, wherever used herein, means any one of the following events:
(a)    Default in the payment of any principal of any Note or any Reimbursement Obligation when it becomes due and payable.
(b)    Default in the payment of any interest due hereunder or under any Note when the same becomes due and payable and the continuance of such default for a period of 2 calendar days; or default in the payment of any fees required under Section 2.11 when the same become due and payable and the continuance of such default for a period of 5 calendar days.
(c)    Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Article VII.
(d)    Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Lenders have given notice to the Borrower specifying such default or breach and requiring it to be remedied.
(e)    Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect or misleading in any material respect when made.
(f)    A default under the Indenture or with respect to any other Funded Debt (other than any default dealt with elsewhere in this Section) and the expiration of the applicable period of grace, if any, specified in the applicable evidence of indebtedness, indenture or other instrument; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such indebtedness as to which such defaults have occurred and are continuing is less than $15,000,000; provided further that if such default shall be cured by the Borrower, or waived by the holders of such indebtedness, in each case prior to the commencement of any action under Section 8.2 and as may be permitted by such evidence of indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.
(g)    The Borrower (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any proceeding under any Debtor Relief Law with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.
(h)    (i) Any involuntary proceeding under any Debtor Relief Law is commenced or filed against the Borrower, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Borrower’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; or (ii) the Borrower admits the material allegations of a petition against it in any proceeding under any Debtor Relief Law, or an order for relief (or similar order under non-U.S. law) is ordered in any proceeding under any Debtor Relief Law; or (iii) the Borrower acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or similar Person for itself or a substantial portion of its property or business.
(i)    A Change of Control (other than a transaction permitted under Section 7.4(b)) shall occur with respect to the Borrower.
(j)    The Borrower shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.
(k)    Any material provision of this Agreement or any provision of any other Loan Document shall for any reason, other than satisfaction in full of all Obligations, cease to be valid and binding on the Borrower, or the Borrower shall so state in writing, in each case other than in accordance with the express terms hereof or thereof.
(l)    (i) The occurrence of an ERISA Event or ERISA Termination Event that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and ERISA Termination Events that shall have occurred, could reasonably be expected to result in a Material Adverse Effect; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of, a Pension Plan by the Borrower or an ERISA Affiliate which has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iii) the Borrower’s or an ERISA Affiliate’s failure to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(m)    Any governmental authority or other administrative or legal authority having regulatory jurisdiction over the Borrower takes any action which has a Material Adverse Effect on the Borrower.
Section 8.2    Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Required Lenders, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, exercise any or all of the following rights and remedies:
(a)    The Administrative Agent may, by notice to the Borrower, declare the Facility to be terminated, whereupon the same shall forthwith terminate.
(b)    The Administrative Agent may, by notice to the Borrower, declare the entire unpaid principal amount of the Loans and all Reimbursement Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all Reimbursement Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
(c)    With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph (b), demand that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with 8.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(d)    The Lenders may exercise any other rights and remedies available to them by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.1(g) or 8.1(h) hereof, the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement, including Cash Collateral equal to the Minimum Collateral Amount, shall be immediately due and payable without presentment, demand, protest or notice of any kind.
Section 8.3    Right of Setoff. If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its

Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have.
Section 8.4    Crediting of Payments and Proceeds. If all or any portion of the Obligations have been accelerated or the Administrative Agent has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied in the following order:
first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
second, to payment of that portion of the Obligations constituting fees (other than Facility Fees and Letter of Credit fees payable to the Revolving Lenders in their capacity as such), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lender and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause second payable to them;
third, to payment of that portion of the Obligations constituting accrued and unpaid Facility Fees, Letter of Credit fees payable to the Revolving Lenders in their capacity as such and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause third payable to them;
fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause fourth payable to them;
fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights (as a third party beneficiary or otherwise) of any of such provisions. The use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 9.6    Resignation and Removal of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor has been so appointed by the Required Lenders and has accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor has been so appointed by the Required Lenders and has accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Lender, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
Section 9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons listed on the cover page hereof as “joint lead arranger,” “syndication agent” or “joint lead bookrunner” shall have any powers, duties, obligations or responsibilities under this Agreement or any of the other Loan Documents, except in any capacity, as applicable, as the Administrative Agent or a Lender.
Section 9.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the

Administrative Agent (irrespective of whether the principal of any Obligation is then due and payable and irrespective of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and their respective agents and counsel and all other amounts due the Lender Parties under Sections 2.11 and 10.4) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 10.4.
Section 9.10    Collateral and Guaranty Matters.
(a)    Each Lender Party hereby irrevocably authorizes the Administrative Agent to act as collateral agent of and for such Lender Party for purposes of holding, perfecting and disposing of collateral under the Loan Documents and appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements. Without limiting the foregoing, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders;
(ii)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.1(e); and
(iii)    to release any guarantor from its obligations under any guaranty of the Obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations pursuant to this Section 9.10.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to any Lender Party for any failure to monitor or maintain any portion of the collateral.
ARTICLE X
Miscellaneous
Section 10.1    No Waiver; Cumulative Remedies. No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 10.2    Amendments, Etc. No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent. Notwithstanding the foregoing, no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender affected thereby (and, as to clauses (d) and (f) hereof, all Lenders shall be deemed affected): (a) change the amount of any Commitment (except as permitted in accordance with Section 2.14, 2.15 or 10.6(b)), (b) reduce the amount of any principal, interest, fees or other amounts payable to a Lender under any Loan Document (provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.7(c) during the continuance of an Event of Default), (c) postpone any date fixed for, or reduce the amount of, any payment of principal, interest, fees or other amounts payable to a Lender under any Loan Document, (d) change the definition of “Required Lenders,” (e) amend Section 8.4 in a manner that would alter the ratable sharing of payments provided thereby, or (f) amend this Section 10.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender. In addition, (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 10.17 hereof; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Administrative Agent and the Borrower may amend any provision of this Agreement (and such amendment shall become effective without any further action or consent of any other party to this Agreement) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, and (vii) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this

Agreement or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.19(c) in accordance with the terms of Section 2.19(c). Notwithstanding anything to the contrary herein, no Lender who is at the time a Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (y) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (z) without the consent of all Defaulting Lenders, no amendment may be effected that has an adverse impact on the Defaulting Lenders (as a class) that is materially different than the impact of such amendment on the Non-Defaulting Lenders. Any waiver shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 10.3    Notices; Distribution of Information Via Electronic Means.
(a)    Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”). The Platform is provided “as is” and “as available,” and neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.(b) Notice by Electronic Means. Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail addresses to which a notice under this Agreement (herein, a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it, and (ii) that any Notice may be sent to such e-mail addresses. Each Lender agrees that an e‑mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. (c)Notices By Other Means. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or email) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on Exhibit A or on any Administrative Questionnaire, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.3. All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, email, hand delivery or overnight courier, or (ii) 3 Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to the Administrative Agent or any Lender pursuant to any of the provisions of Article II shall not be effective until received by the Administrative Agent or such Lender.

Section 10.4    Expenses; Indemnity; Damage Waiver
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.4, or (B) in connection with the Obligations, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to the Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.4 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.24.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 10.4 shall be payable promptly after demand therefor.
(f)    Survival. The agreements in this Section 10.4 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.
Section 10.5    Execution in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
Section 10.6    Successors and Assigns; Register.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender or as set forth in Section 7.4(b), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a Lien subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned.
(B)    In any case not described in paragraph (b)(i)(A) of this Section, (i) through the Revolving Commitment Termination Date, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than 25% of the Aggregate Revolving Commitment Amount then in effect, and (ii) thereafter, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned
(iii)    Required Consents. No consent shall be required for any assignment except as follows:
(A)    The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.
(B)    The consent of the Administrative Agent, the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Reimbursement Obligations and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 10.4(a) and 10.4(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 10.6(c), to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 10.6(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Commitment, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.6(c).
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.3 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(f) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.7    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.25, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 10.8    Disclosure of Information. Each Lender Party shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower (the “Disclosed Information”). Notwithstanding the foregoing, a Lender Party may disclose Disclosed Information (iv) to any other Lender Party or any Affiliate of any Lender Party; (v) to legal counsel, accountants and other professional advisors to such Lender Party; (vi) to any regulatory body having jurisdiction over such Lender Party; (vii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (viii) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to a Lender Party on a non-confidential basis from a source other than the Borrower or a Subsidiary, or (C) was available to a Lender Party on a non-confidential basis prior to its disclosure to such Lender Party by the Borrower or a Subsidiary; (ix) to the extent the Borrower or such Subsidiary shall have consented to such disclosure in writing; (x) to the extent reasonably deemed necessary by any Lender Party in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (xi) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 10.8.
Section 10.9    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each of the Borrower and each Lender Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, the Borrower or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Waiver of Venue. Each of the Borrower and each Lender Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
Section 10.10    Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 10.11    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 10.12    Prior Agreements. This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lenders and the Borrower.
Section 10.13    Other Financing. If at any time from and after the effective date of this Agreement, the Borrower shall enter into any trust indenture, credit agreement or other agreement for, relating to, or amending any terms or conditions applicable to any unsecured indebtedness in an amount not less than $15,000,000, the Borrower shall promptly so advise the Administrative Agent. Thereupon, if the Required Lenders shall determine that such trust indenture, credit agreement or other agreement includes covenants reasonably determined by the Required Lenders to be more restrictive than those set forth in Articles VI and VII, or defaults reasonably determined by the Required Lenders to be less favorable to the Borrower than those set forth in Article VIII, and shall request by notice to the Borrower, the Borrower shall enter into an amendment to this Agreement providing for substantially the same such covenants and defaults as those provided for in such trust indenture, credit agreement or other agreement, to the extent required and as may be selected by the Required Lenders, such amendment to remain in effect for the entire duration of the term to maturity of such indebtedness (to and including the date to which the same may be extended); provided, however, that if any such trust indenture, credit agreement or other agreement shall be modified, supplemented, amended or terminated so as to modify, amend or eliminate such trust indenture or other agreement or any such covenant, term, condition or default so made a part of this Agreement, then, the Borrower shall give the Administrative Agent and the Lenders prompt notice thereof and such modification, supplement or amendment shall operate to modify, amend or eliminate such covenants, term, condition or default as so made a part of this Agreement. Notwithstanding the foregoing, in no event shall this Section 10.13 be construed so as to require the Borrower at any time to grant any Lien in favor of the Administrative Agent or the Lenders hereunder.
Section 10.14    Termination of Existing Credit Facility. Upon execution and delivery of this Agreement by each of the parties hereto and satisfaction of the conditions precedent set forth in Section 4.1, (i) the Existing Credit Facility shall be deemed terminated, and (ii) no Lender (as defined in the Existing Credit Agreement) shall have any further obligation with respect to the Existing Credit Facility. Notwithstanding the foregoing, the Borrower shall continue to have the obligation to pay any principal, interest, fees and other amounts remaining unpaid under the Existing Credit Facility, and the Lenders shall have no obligation to effect any Borrowing hereunder until such amounts have been paid in full or unless such amounts are paid in full by the proceeds of the first Borrowing hereunder.
Section 10.15    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act or such Anti-Money Laundering Law.
Section 10.16    Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 10.17    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:
(i)    none of the Administrative Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, any Arranger or their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and each Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MDU RESOURCES GROUP, INC.
By	/s/ Jason L. Vollmer
Name:	Jason L. Vollmer
Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to MDU Resources Group, Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender
By	/s/ Keith Luettel
Name:	Keith Luettel
Title:	Director

Signature Page to MDU Resources Group, Inc. Credit Agreement

MUFG BANK, LTD., as an Issuing Lender and a Lender
By	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Director

Signature Page to MDU Resources Group, Inc. Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By	/s/ Madeline L. Pleskovic
Name:	Madeline L. Pleskovic
Title:	Vice President

Signature Page to MDU Resources Group, Inc. Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By	/s/ James O'Shaughnessy
Name:	James O'Shaughnessy
Title:	Vice President

Signature Page to MDU Resources Group, Inc. Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender
By	/s/ Keven D Smith
Name:	Keven D Smith
Title:	Senior Vice President

Signature Page to MDU Resources Group, Inc. Credit Agreement

Exhibit A
COMMITMENTS AND ADDRESSES

Name	Revolving Commitment	L/C Commitment	Notice Address
MDU Resources Group, Inc.	N/A	N/A	1200 West Century Avenue Bismarck, ND 58506 Attention: Jason Vollmer Telecopier: 701-530-1734 E-Mail: Jason.vollmer @mduresources.com
Wells Fargo Bank, National Association, as Administrative Agent	N/A	N/A
1525 W WT Harris Boulevard
Mail Code: D1109-019
Attention: Syndication Agency Services
Charlotte, NC 28262
Telecopier: 704-590-2790
E-Mail: agencyservices.requests@wellsfargo.com
with a copy to:
N9305-156
90 South Seventh Street
Minneapolis, MN 55402
Attention: Keith Luettel
Telecopier: 612-316-0506
E-Mail: keith.r.luettel@wellsfargo.com

Wells Fargo Bank, National Association, as a Lender	$42,500,000	$10,000,000	N9305-156 90 South Seventh Street Minneapolis, MN 55402 Attention: Keith Luettel Telecopier: 612-316-0506 E-Mail: keith.r.luettel@wellsfargo.com
MUFG Bank, Ltd.	$42,500,000	$10,000,000	1251 Avenue of the Americas New York, NY 10020-1104 Attention: Maria Ferradas Telecopier: 201-521-2304 Email: mferradas@us.mufg.jp
PNC Bank, National Association	$30,000,000	N/A	One North Franklin, 28th Floor Chicago, IL 60606 Attention: Michael Cortese Telecopier: 312-338-8128 E-Mail: Michael.Cortese@pnc.com
U.S. Bank National Association	$30,000,000	N/A	800 Nicollet Mall Minneapolis, MN 55402 Attention: John Prigge Telecopier: 612-303-2205 E-Mail: John.prigge@usbank.com

Ex. A - 1

KeyBank National Association	$30,000,000	N/A	726 Exchange St., Suite 900 Buffalo, New York 14210 Attention: Justice Ring Telecopier: 216-370-5997 Email: Justice_Ring@keybank.com

Ex. A - 2

Exhibit B-1
REVOLVING NOTE

$_____________________________	________________, 20__
For value received, MDU Resources Group, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of ________________________________ (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of _____________________________ ($_____________________________), or so much thereof as is advanced by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement dated June 8, 2018 among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and various Lenders, including the Lender (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined therein) and for the voluntary prepayment hereof. This Note is a Revolving Note, as defined in the Credit Agreement.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MDU RESOURCES GROUP, INC.
By
Name:
Title:

Ex. B-1 - 1

Exhibit B-2
SWINGLINE NOTE

$15,000,000	________________, 20__
For value received, MDU Resources Group, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of Wells Fargo Bank, National Association, a national banking association (the “Swingline Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000), or so much thereof as is advanced by the Swingline Lender to the Borrower pursuant to Section 2.2 of the Credit Agreement dated June 8, 2018 among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), and various Lenders, including the Swingline Lender (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined therein) and for the voluntary prepayment hereof. This Note is the Swingline Note, as defined in the Credit Agreement.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MDU RESOURCES GROUP, INC.
By
Name:
Title:

Ex. B-2 - 1

Exhibit C
COMPLIANCE CERTIFICATE

__________________________, ______

Wells Fargo Bank, National Association
MAC N9305-031
Minneapolis, Minnesota 55479
The Lenders, as defined in the Credit Agreement described below
Compliance Certificate
Ladies and Gentlemen:
Reference is made to the Credit Agreement (the “Credit Agreement”) dated June 8, 2018 entered into among MDU Resources Group, Inc. (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders, as defined therein.
All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.
This is a Compliance Certificate submitted in connection with the Borrower’s financial statements (the “Statements”) as of _____________________, _______ (the “Effective Date”).
I hereby certify to you as follows:

1.	I am the chief financial officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

2.
The Statements have been prepared in accordance with GAAP, except for any portion thereof provided pursuant to Section 6.1(b)(ii), which have been prepared in accordance with FERC Accounting Principles.

3.
The computations attached hereto have been prepared in accordance with GAAP and set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Effective Date. Such computations below have been prepared from, and on a basis consistent with, the Statements. Further attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.

4.	I have no knowledge of the occurrence of any Default or Event of Default under the Credit Agreement, except as set forth in the attachments, if any, hereto.

Very truly yours,

Ex. C - 1

Attachment to Compliance Certificate
MDU Resources Group, Inc.
Effective Date: _______________

Section 7.10 Consolidated Total Leverage Ratio	Actual		Required
Funded Debt of Borrower and all Subsidiaries (consolidated):
(i) indebtedness for borrowed money	$_______
(ii) other indebtedness evidenced by notes, etc.	$_______
(iii) capitalized lease obligations	$_______
(iv) non-recourse secured obligations	$_______
(v) letters of credit, etc.	$_______
(vi) sale-and-leaseback arrangements	$_______
(vii) interest rate/currency agreements	$_______
(viii) guaranty obligations	$_______
Total	$_______
Capitalization of Borrower and Subsidiaries (consolidated)	$_______
Total Funded Debt : Capitalization		____: 1	≤ 0.65 : 1
Section 7.11 Borrower Leverage Ratio
Funded Debt of Borrower alone (including divisions but excluding Subsidiaries)
(i) indebtedness for borrowed money	$_______
(ii) other indebtedness evidenced by notes, etc.	$_______
(iii) capitalized lease obligations	$_______
(iv) non-recourse secured obligations	$_______
(v) letters of credit, etc.	$_______
(vi) sale-and-leaseback arrangements	$_______
(vii) interest rate/currency agreements	$_______
(viii) guaranty obligations	$_______
Total	$_______
Capitalization of Borrower alone (including divisions but excluding Subsidiaries)	$_______
Borrower Funded Debt : Capitalization		____: 1	≤ 0.65 : 1

Ex. C - 2

Exhibit D
Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] 3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

______________________________

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Ex. D - 1

3.    Borrower(s):        ______________________________

4.	Administrative Agent: ______________________, as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement dated as of June 8, 2018 among MDU Resources Group, Inc., the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.     Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	CUSIP Number
			$	$
			$	$
			$	$
[7.    Trade Date:        ______________]9

______________________________

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Ex. D - 2

Effective Date:    _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]10
[NAME OF ASSIGNOR]
By:______________________________
Name:
Title:
[NAME OF ASSIGNOR]
By:______________________________
Name:
Title:
ASSIGNEE[S]11
[NAME OF ASSIGNEE]
By:______________________________
Name:
Title:
[NAME OF ASSIGNEE]
By:______________________________
Name:
Title:

______________________________

[10]	Add additional signature blocks as needed.

[11]	Add additional signature blocks as needed.

Ex. D - 3

[Consented to and] Accepted:12
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent
By:______________________________
Name:
Title:
[Consented to:]13
[NAME OF RELEVANT PARTY]
By:______________________________
Name:
Title:

______________________________

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[13]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Letter of Credit Issuer) is required by the terms of the Credit Agreement.

Ex. D - 4

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.
1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6(b)(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Ex. D - 5

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. D - 6

Exhibit E-1
Opinion of General Counsel to the Borrower
___________, 2018
Wells Fargo Bank, National Association, as Administrative Agent and as a Lender,
and the Other Financial Institutions Listed on Schedule A Hereto
Ladies and Gentlemen:
I am the General Counsel of MDU Resources Group, Inc., a Delaware corporation (the “Company”), and in such capacity, I am familiar with (a) the negotiation, preparation, execution and delivery of that certain Credit Agreement, dated as of June 8, 2018 (the “Agreement”), by and among the Company, the several financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, and (b) the negotiation, preparation, execution and delivery of the other Loan Documents listed on Schedule B hereto (together with the Agreement, the “Loan Documents”). This opinion is furnished to you pursuant to Section 4.1(e) of the Agreement and at the instruction of the Company. All capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Agreement.
For the purpose of rendering the opinions contained herein, I have examined and reviewed the Agreement and the other Loan Documents. I have also examined the originals, or copies certified to my satisfaction, of the Restated Certificate of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of the Agreement and the other Loan Documents, and such other corporate records of the Company and agreements, instruments and other documents as I have deemed necessary as a basis for the opinions expressed below. In my examination, I have assumed the genuineness of all signatures, other than the signatures of the Company on the Loan Documents to which it is a party, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity with original documents of all documents submitted to me as certified or photostatic copies. I have also assumed, with your consent, the due execution and delivery, pursuant to due authorization, of the Agreement by all parties thereto other than the Company and the validity and binding effect of the Agreement upon such parties.
As to any facts that I did not independently establish or verify, I have relied without independent investigation upon statements, representations and certificates of officers of the Company and as to the matters addressed therein, upon certificates or communications from public officials. As used herein, the phrase “to my knowledge” with respect to the existence or absence of facts is intended to signify that, while I have made no specific inquiry or other independent examination to determine the existence or absence of such facts, no factual information has come to my attention which causes me to believe that such facts are not accurate.
Based on and subject to the foregoing and upon such investigation as I have deemed necessary, and subject to the qualifications set forth below, it is my opinion that:
1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

Ex. E-1 - 1

2.    The Company is duly qualified as a foreign corporation to transact business and is in good standing in Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Texas, and Wyoming and is not required, whether by reason of ownership or leasing of property or the conduct of its business, to be qualified in any other jurisdiction, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.
3.    The Company has the corporate power and authority to execute, deliver and perform its obligations under the Agreement and the other Loan Documents applicable to it, and has all requisite corporate power and authority, licenses and permits to own its assets and to carry on its business as currently conducted and as contemplated to be conducted by the Agreement.
4.    The execution, delivery and performance by the Company of the Agreement and each of the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action and by all necessary public utility commissions and other regulatory bodies having jurisdiction over the Company (except as noted in Schedule 5.2 of the Agreement with respect to Borrowings made after September 11, 2019), and each of the Agreement and the other Loan Documents has been duly executed and delivered by the Company.
5.    The execution, delivery and performance by the Company of the Agreement and of the other Loan Documents to which it is a party do not and will not (a) require any consent or approval of the stockholders of the Company or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, other than Authorizing Orders set forth in Schedule 5.2 to the Agreement that (except as noted therein with respect to Borrowings made after September 11, 2019) have been obtained and are in full force and effect, (b) violate any provision of any law, rule or regulation or any order, writ, injunction or decree presently in effect having applicability to the Company or the Restated Certificate of Incorporation or By-Laws of the Company, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which its properties may be bound or affected, or (d) except as provided therein, result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of its properties.
6.    Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, or in any document subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, there are no actions, suits or proceedings pending or, to my knowledge, threatened against or affecting the Company or the properties of the Company before any court or governmental department, commission, board, bureau, agency or instrumentality, which, if determined adversely to the Company, would have a Material Adverse Effect.
The opinions expressed herein are limited to the laws of the State of North Dakota and the General Corporation Law of the State of Delaware. I am a member of the North Dakota Bar and do not hold myself out as an expert on the laws of the States of Idaho, Iowa, Minnesota, Montana, Nebraska, South Dakota, Texas, or Wyoming, but have made a study through counsel located in such jurisdictions or otherwise of the laws of such jurisdictions insofar as such laws are involved in the conclusions expressed in this opinion. Insofar as the opinions expressed herein relate to the General Corporation Law of the State of Delaware, or the federal laws of the United States of America, I have relied with your consent on the opinion, of even date herewith, of Cohen Tauber Spievack & Wagner P.C.
This opinion is intended solely for your use and is rendered solely in connection with the Agreement and the other Loan Documents, and without my written consent may not be (a) relied upon by you for any other purpose, or (b) relied upon by any other person or entity for any purpose, except that Cohen Tauber Spievack & Wagner P.C., special counsel to the Company, may rely on the opinions expressed herein in rendering to you their opinion of even date herewith. The opinions expressed above

Ex. E-1 - 2

are limited to the law and facts in effect on the date hereof. I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which might alter, affect or modify the opinions expressed herein.
I hereby consent to reliance by the Administrative Agent and the Lenders now or hereafter parties to the Agreement on the opinions expressed herein.
Very truly yours,

Ex. E-1 - 3

Exhibit E-2
Opinion of Cohen Tauber Spievack & Wagner P.C.
June 8, 2018
Wells Fargo Bank, National Association, as Administrative Agent and as a Lender,
and the Other Financial Institutions Listed on Schedule A Hereto
Ladies and Gentlemen:
We have acted as special counsel for MDU Resources Group, Inc., a Delaware corporation (the “Company”), in connection with (a) the negotiation, preparation, execution and delivery of that certain Credit Agreement, dated as of June 8, 2018 (the “Agreement”), by and among the Company, the several financial institutions from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, and (b) the negotiation, preparation, execution and delivery of the other Loan Documents listed on Schedule B hereto (together with the Agreement, the “Loan Documents”). This opinion is furnished to you pursuant to Section 4.1(e) of the Agreement and at the instruction of the Company. All capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Agreement.
For the purpose of rendering the opinions contained herein, we have examined and reviewed the Agreement and the other Loan Documents. We have also examined the originals, or copies certified to our satisfaction, of the Restated Certificate of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of the Agreement and the other Loan Documents, and such other corporate records of the Company and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. We have also assumed, with your consent, the due execution and delivery, pursuant to due authorization, of the Agreement and the other Loan Documents by all parties thereto other than the Company and the validity and binding effect of the Agreement and the other Loan Documents upon such parties. As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Company and as to the matters addressed therein, upon certificates or communications from public officials.
Based on and subject to the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications set forth below, it is our opinion that:
1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.
2.    The Company has the corporate power and authority to execute, deliver and perform its obligations under the Agreement and the other Loan Documents applicable to it.
3.    The execution, delivery and performance by the Company of the Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and each of the Agreement and the other Loan Documents has been duly executed and delivered by the Company.

Ex. E-2 - 1

4.    The execution, delivery and performance by the Company of the Agreement and the other Loan Documents to which it is a party do not and will not (a) require any consent or approval of the stockholders of the Company or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, other than Authorizing Orders set forth in Schedule 5.2 to the Agreement that (except as noted therein with respect to Borrowings made after September 11, 2019) have been obtained and are in full force and effect, or (b) violate any provision of any law, rule or regulation or any order, writ, injunction or decree presently in effect having applicability to the Company or the Restated Certificate of Incorporation or By-Laws of the Company.
5.    Each of the Agreement and each of the other Loan Documents to which the Company is a party constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its respective terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and of general principles of equity (regardless of whether applied in a proceeding in equity or at law), except that we express no opinion as to (a) Section 8.3 of the Agreement, (b) the enforceability of rights to indemnify under federal or state securities laws, or (c) the enforceability of waivers of the parties of their respective rights and remedies under law.
This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.
In rendering this opinion, we have relied as to all matters of Minnesota, Montana, North Dakota and South Dakota law, as to matters addressed herein, with your consent, upon the opinion of Daniel S. Kuntz, Bismarck, North Dakota, the General Counsel of the Company.
This opinion is intended solely for your use and is rendered solely in connection with the Agreement and the other Loan Documents, and without our written consent may not be (a) relied upon by you for any other purpose, or (b) relied upon by any other person or entity for any purpose, except that Daniel S. Kuntz may rely on the opinions expressed herein in rendering to you his opinion of even date herewith.
The opinions expressed above are limited to the law and facts in effect on the date hereof. We disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which might alter, affect or modify the opinions expressed herein.
We hereby consent to reliance by the Administrative Agent and the Lenders now or hereafter parties to the Agreement on the opinions expressed herein.
Very truly yours,

Ex. E-2 - 2

SCHEDULE A
Lenders
Wells Fargo Bank, National Association
MUFG Bank, Ltd.
PNC Bank National Association
U.S. Bank National Association
KeyBank National Association
SCHEDULE B
Other Loan Documents
$42,500,000 Note in favor of Wells Fargo Bank, National Association
$42,500,000 Note in favor of MUFG Bank, Ltd.
$30,000,000 Note in favor of KeyBank National Association
$30,000,000 Note in favor of PNC Bank, National Association
$30,000,000 Note in favor of U.S. Bank National Association
Fee Letter to Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, dated May 15, 2018
Fee Letter to MUFG Bank, Ltd., dated May 15, 2018

Ex. E-2 - 3

Exhibit F
BORROWING OPINION
___________, 200__
Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
I am [Associate] General Counsel to MDU Resources Group, Inc., a Delaware corporation (the “Borrower”), and have represented the Borrower in connection with its execution and delivery of the Credit Agreement among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the other financial institutions party thereto, dated as of June 8, 2018 (the “Agreement”), and in connection with the request of the Borrower under the Agreement for a borrowing in the principal amount of $___________ to be effected on ___________, 200__ (the “Borrowing”). This opinion is being delivered to the Administrative Agent pursuant to Section 4.2(b) of the Agreement. All capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Agreement.
I have examined the Loan Documents and such other matters of fact and law that I have deemed necessary in order to render this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of such latter documents.
Based upon the foregoing, it is my opinion that:
1.    The Borrowing has been duly authorized by the Borrower’s Board of Directors pursuant to resolutions adopted thereby on ____________, which authority remains in full force and effect on the date hereof.
2.    No authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, other than the Authorizing Orders which have been obtained and are in full force and effect and copies of which Authorizing Orders have been delivered to the Administrative Agent, is required in connection with the Borrowing.
3.    Without limiting the generality of the foregoing, the Borrowing complies with all applicable requirements of each applicable resolution of the Borrower’s Board of Directors and each applicable Authorizing Order, including but not limited to any applicable limitation on the aggregate amount of short-term or long-term debt that the Borrower may have outstanding at any one time and any limitation on the rate of interest that may be applicable thereto.
I am a member of the North Dakota Bar and do not hold myself out as an expert on the laws of any other state, but I have made a study of the laws of such states insofar as such laws are involved in the conclusions stated in this opinion.

Ex. F - 1

This opinion is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by or furnished to any other person, firm or corporation without my prior written consent.
Very truly yours,

Ex. F - 2

Schedule 5.2
Authorizing Orders
MDU Resources Group, Inc. MDU Resources Group, Inc. (“MDU”) received authorization to issue up to $250,000,000 of short-term promissory notes representing bank borrowings and/or in the form of commercial paper from the following regulatory commissions:

a.
By an order dated September 11, 2017, MDU received authorization from the Federal Energy Regulatory Commission (FERC) in Docket No. ES17-40-000. This FERC authorization is effective from September 12, 2017 through September 11, 2019.

b.
By an order dated August 8, 2017, MDU received authorization from the Montana Public Service Commission in Docket No. D2017.7.59, Order No. 7561. This Montana authorization is effective from August 8, 2017 to December 31, 2019.

No further consent, approval, waiver, order or authorization of, or registration, qualification, declaration, or filings with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality is required.

Sch. 5.2 - 1

Schedule 5.4
SUBSIDIARIES

1.	1250 Gladding Road, LLC, a Delaware limited liability company, 100%

2.	Alaska Basic Industries, Inc., an Alaska corporation, 100%

3.	Ames Sand & Gravel, Inc., a North Dakota corporation, 100%

4.	Anchorage Sand and Gravel Company, Inc., an Alaska corporation, 100%

5.	Baldwin Contracting Company, Inc., a California corporation, 100%

6.	Bell Electrical Contractors, Inc., a Missouri corporation, 100%

7.	Bombard Electric, LLC, a Nevada limited liability company, 100%

8.	Bombard Mechanical, LLC, a Nevada limited liability company, 100%

9.	Capital Electric Construction Company, Inc., a Kansas corporation, 100%

10.	Capital Electric Line Builders, Inc., a Kansas corporation, 100%

11.	Cascade Natural Gas Corporation, a Washington corporation, 100%

12.	Centennial Energy Holdings, Inc., a Delaware corporation, 100%

13.	Centennial Energy Resources International, Inc., a Delaware corporation, 100%

14.	Centennial Energy Resources LLC, a Delaware limited liability company, 100%

15.	Centennial Holdings Capital LLC, a Delaware limited liability company, 100%

16.	Central Oregon Redi-Mix, L.L.C., an Oregon limited liability company, 78%

17.	Concrete, Inc., a California corporation, 100%

18.	Connolly-Pacific Co., a California corporation, 100%

19.	Desert Fire Holdings, Inc., a Nevada corporation, 100%

20.	Desert Fire Protection, a Nevada Limited Partnership, 100%

21.	Desert Fire Protection, Inc., a Nevada corporation, 100%

22.	Desert Fire Protection, LLC, a Nevada limited liability company, 100%

23.	D S S Company, a California corporation, 100%

24.	Duro Electric Company, a Colorado corporation, 100%

25.	E.S.I., Inc., an Ohio corporation, 100%

26.	Fairbanks Materials, Inc., an Alaska corporation, 100%

27.	Fidelity Exploration & Production Company, a Delaware corporation, 100%

28.	Fidelity Oil Co., a Delaware corporation, 100%

29.	Frebco, Inc., an Ohio corporation, 100%

30.	FutureSource Capital Corp., a Delaware corporation, 100%

31.	Granite City Ready Mix, Inc., a Minnesota corporation, 100%

32.	Hawaiian Cement, a Hawaii partnership, 100%

33.	Independent Fire Fabricators, LLC, a Nevada limited liability company, 100%

34.	Intermountain Gas Company, an Idaho corporation, 100%

35.	International Line Builders, Inc., a Delaware corporation, 100%

36.	InterSource Insurance Company, a Vermont corporation, 100%

37.	Jebro Incorporated, an Iowa corporation, 100%

38.	JTL Group, Inc., a Montana corporation, 100%

39.	JTL Group, Inc., a Wyoming corporation, 100%

40.	Kent’s Oil Service, a California corporation, 100%

41.	Knife River Corporation, a Delaware corporation, 100%

42.	Knife River Corporation – Mountain West, a Delaware corporation, 100%

43.	Knife River Corporation – North Central, a Minnesota corporation, 100%

44.	Knife River Corporation – Northwest, an Oregon corporation, 100%

45.	Knife River Corporation – South, a Texas corporation, 100%

46.	Knife River Dakota, Inc., a Delaware corporation, 100%

47.	Knife River Hawaii, Inc., a Delaware corporation, 100%

48.	Knife River Marine, Inc., a Delaware corporation, 100%

Sch. 5.4 - 1

49.	Knife River Midwest, LLC, a Delaware limited liability company, 100%

50.	KRC Holdings, Inc., a Delaware corporation, 100%

51.	Lone Mountain Excavation & Utilities, LLC, a Nevada limited liability company, 100%

52.	Loy Clark Pipeline Co., an Oregon corporation, 100%

53.	LTM, Incorporated, an Oregon corporation, 100%

54.	MAAK Holdings, Inc., a Nevada corporation, 100%

55.	MDU Brasil Ltda., a Brazil limited liability company, 100%

56.	MDU Construction Services Group, Inc., a Delaware corporation, 100%

57.	MDU Energy Capital, LLC, a Delaware limited liability company, 100%

58.	MDU Holdings, LLC, a Delaware limited liability company, 100%

59.	MDU Industrial Services, Inc., a Delaware corporation, 100%

60.	MDU Resources International LLC, a Delaware limited liability company, 100%

61.	MDU Resources Luxembourg I LLC S.a.r.l., a Luxembourg limited liability company, 100%

62.	MDU Resources Luxembourg II LLC S.a.r.l., a Luxembourg limited liability company, 100%

63.	MDU United Construction Solutions, Inc., a Delaware corporation, 100%

64.	Nevada Solar Solutions, LLC, a Delaware limited liability company, 100%

65.	Nevada Valley Solar Solutions I, LLC, a Delaware limited liability company, 100%

66.	Northstar Materials, Inc., a Minnesota corporation, 100%

67.	OEG, Inc., an Oregon corporation, 100%

68.	Prairie Cascade Energy Holdings, LLC, a Delaware limited liability company, 100%

69.	Prairie Intermountain Energy Holdings, LLC, a Delaware limited liability company, 100%

70.	Rocky Mountain Contractors, Inc., a Montana corporation, 100%

71.	USI Industrial Services, Inc., a Delaware corporation, 100%

72.	The Wagner Group, Inc., a Delaware corporation, 100%

73.	Wagner Industrial Electric, Inc., a Delaware corporation, 100%

74.	The Wagner-Smith Company, an Ohio corporation, 100%

75.	Wagner-Smith Equipment Co., a Delaware corporation, 100%

76.	WBI Canadian Pipeline, Ltd., a Canadian corporation, 100%

77.	WBI Energy, Inc., a Delaware corporation, 100%

78.	WBI Energy Midstream, LLC, a Colorado limited liability company, 100%

79.	WBI Energy Transmission, Inc., a Delaware corporation, 100%

80.	WBI Energy Wind Ridge Pipeline, LLC, a Delaware limited liability company, 100%

81.	WBI Holdings, Inc., a Delaware corporation, 100%

82.	WHC, Ltd., a Hawaii corporation, 100%

Sch. 5.4 - 2

Schedule 7.1
LIENS
None.

Sch. 7.1 - 1